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                                                                    EXHIBIT 99.1
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                     EASTERN ENTERPRISES AGREES TO ACQUIRE

                            ESSEX COUNTY GAS COMPANY


     Weston and Amesbury, MA. -- December 22, 1997-- Eastern Enterprises (NYSE:
EFU) and Essex County Gas Company (NASDAQ: ECGC) jointly announced today that the companies have reached a definitive agreement which provides for the acquisition by merger of Essex County Gas by Eastern in a tax free, stock-for-stock transaction. Based on shares outstanding as of December 1, 1997, the transaction has an equity value of $80.5 million, or $47.50 per share, based upon the average closing price of Eastern common stock over the 10 day trading period ended December 16, 1997.

     This merger of Eastern and Essex County Gas, to be accounted for as a pooling of interests, has been approved by both companies' boards. After the merger, Essex County Gas will operate as a wholly-owned subsidiary of Eastern and as a sister company of Boston Gas Company, Eastern's gas distribution company.

     Under the terms of the merger agreement, one share of Essex County Gas Company Common Stock will be exchanged for approximately 1.184 shares of Eastern Enterprises Common Stock, resulting in a multiple of 2.26x Essex County Gas' book value. The actual number of Eastern shares to be issued will be adjusted to provide that the value of the Eastern common stock to be issued for each Essex County Gas share will not be less than $45.00 nor more than $50.00, based upon the average market price during a specified period prior to closing. Using Friday's closing price of Eastern's common


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stock of $41.6875 per share, the number of shares would approximate 1.9 million. Based upon an exchange ratio of 1.184 Eastern shares and Eastern's current indicated annual dividend of $1.64 per share, Essex County Gas' shareholders would receive an effective dividend increase of approximately 16% to $1.94 per share upon completion of the merger.

     J. Atwood Ives, Eastern chairman and chief executive officer commented, "We welcome Essex County Gas to the family of Eastern companies. We continue to believe that deregulation provides significant customer and shareholder incentives for consolidation of gas distribution companies. Eastern shareholders will benefit from merger-related savings and the potential for enhanced value going forward. We believe this transaction will not be dilutive to Eastern's earnings.

     "The acquisition of Essex County Gas by Eastern will create opportunities for cost savings and efficiencies through the integration of their operations with those of Boston Gas," stated Mr. Ives. "Proposed new rates for Essex County Gas customers are expected to be filed with the Massachusetts Department of Telecommunications and Energy ("MDTE"), formerly the Department of Public Utilities, shortly. These new rates, subject to MDTE approval, are expected to result in as much as a 5% rate reduction in customers' bills."

     Philip H. Reardon, Essex County Gas Company president and chief executive officer, commented, "This is an excellent transaction for our shareholders and our customers. Essex County Gas shareholders receive a significant premium for their shares and Essex County Gas customers will also benefit from the merger, as rates are lowered to take advantage of the economies of scale brought about by the integration with Eastern


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and Boston Gas operations."

     The transaction is expected to close by mid-year 1998, subject to the receipt of satisfactory regulatory approvals and the approval of Essex County Gas shareholders.

     Essex County Gas Company, based in Amesbury, Massachusetts, is a local distribution company serving over 42,000 customers in 17 cities and towns in Northern Massachusetts which are contiguous to towns served by Boston Gas. In its fiscal year ended August 31, 1997, Essex earned $2.38 per share on operating revenues of $53.5 million.

     Eastern Enterprises owns and operates Boston Gas Company, New England's largest distributor of natural gas, serving 525,000 residential, commercial and industrial customers in Boston and 73 other eastern and central Massachusetts communities, and Midland Enterprises Inc., the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways, with a fleet of 2,310 barges and 87 towboats. Headquartered in Cincinnati, Ohio, Midland provides low-cost marine transportation to much of the country's major industrial and agricultural region.

     This release and other company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Eastern cautions that actual results and developments may differ materially from such projections or expectations.

     Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to:

 .     the effect of strategic initiatives on earnings and cash flow,
 .     temperatures above or below normal in Boston Gas Company's service area,
 .     changes in market conditions for barge transportation,
 .     adverse weather and operating conditions on the inland waterways,
 .     changes in interest rates,
 .     regulatory and court decisions, and
 .     developments with respect to Eastern's previously-disclosed environmental and


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       Coal Act liabilities.

     All of these factors are difficult to predict and are generally beyond the control of the Company.


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      Eastern Enterprises' press releases are available via fax by calling, toll-free, 1-800-311-4607 or on the Internet at Eastern's Home Page on the World Wide Web: http://www.efu.com.

  Information regarding Essex County Gas Company can be found on the Internet at http://www.essexgas.com
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